                                 AGREEMENT FOR

                         SALE OF CERTAIN ASSETS, RIGHTS

                                AND OBLIGATIONS

                                       OF

                      BURLINGTON NORTHERN RAILROAD COMPANY

                                       TO

                       MINNESOTA NORTHERN RAILROAD, INC.

                                  AGREEMENT FOR
                         SALE OF CERTAIN ASSETS, RIGHTS
                                 AND OBLIGATIONS
                                       OF
                      BURLINGTON NORTHERN RAILROAD COMPANY
                                       TO
                        MINNESOTA NORTHERN RAILROAD, INC.


                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

          1.   Description of Business Sold.                                  2
          2.   Consideration for the Sale.                                    8
          3.   Governmental Approval.                                        12
          4.   Representations and Warranties.                               12
          5.   Inspection and Condition of Rail Lines.                       18
          6.   Liability and Indemnity.                                      19
          7.   Assignment; Seller's Right of First Refusal.                  26
          8.   Obligations are Continuing.                                   27
          9.   Liens and Encumbrances.                                       28
         10.   Pending Public Works Projects.                                29
         11.   Buyer to Offer to Hire Seller's Qualified Employees.          30
         12.   Closing.                                                      30
         13.   Proration.                                                    32
         14.   Interchange.                                                  32
         15.   Car Hire Costs.                                               33
         16.   Liability Insurance.                                          34
         17.   Seller's Authority to Establish Through Routes
                    and Offer Through Routes.                                35
         18.   Division of Revenue.                                          36
         19.   Transfer of Operations.                                       37
         20.   Collection of Revenue                                         37
         21.   Transfer of Liabilities; Payment of Charges.                  39
         22.   Electronic Data Interchange.                                  39
         23.   Assignment of Freight Transportation Contracts.               40
         24.   Applicable Law.                                               40
         25.   Effect of Waiver.                                             40
         26.   Notices.                                                      41
         27.   Confidentiality.                                              42
         28.   Entire Agreement; Integration of Agreement.                   42

Exhibit   A    Quitclaim Deed
Exhibit   B    Bill of Sale
Exhibit   C    Agreements To Be Assigned To Buyer In Whole
                    Or In Part
Exhibit   D    Division Payments to Buyer

                                  AGREEMENT FOR
                         SALE OF CERTAIN ASSETS, RIGHTS
                                 AND OBLIGATIONS
                                       OF
                      BURLINGTON NORTHERN RAILROAD COMPANY
                                       TO
                        MINNESOTA NORTHERN RAILROAD, INC.


     This Agreement is entered into as of this ______ day of November, 1996, between BURLINGTON NORTHERN RAILROAD COMPANY, a Delaware corporation (hereinafter referenced as "Seller"), and MINNESOTA NORTHERN RAILROAD, INC., a Delaware corporation (hereinafter referenced as "Buyer").

     WHEREAS, Seller desires to sell and convey to Buyer, on the terms and conditions set forth in this Agreement, Seller's ownership interest in five rail line segments located in northwest Minnesota, Seller's right to conduct rail operations over the rail line between Erskine and Thief River Falls, Minnesota, the rail freight transportation business which Seller conducts on these six rail line segments, and certain other rights, obligations and assets as specified in this Agreement; and

     WHEREAS, Buyer desires to purchase, pursuant to the terms and conditions set forth in this Agreement, Seller's interest in these five rail line segments in northwest Minnesota, Seller's trackage rights over the Erskine-Thief River Falls rail line, the rail freight transportation business which Seller conducts on these six rail line segments, and certain other assets, rights and obligations as specified in this Agreement.

     NOW THEREFORE, Buyer and Seller agree as follows:

     1. Description of Business Sold.

     (a) Seller shall convey to Buyer, on the date of Closing, by a Quitclaim Deed delivered to Buyer on the date of Closing, all of Seller's interest, except as set forth in this Agreement and in the Quitclaim Deed, in the following five rail line segments of Seller:

         1.   MN Junction - Ada, Minnesota, between Ada Subdivision Mileposts
              80.25 and 47.0;

         2. Redland Junction - Fertile, Minnesota, between Fertile Subdivision Mileposts 65.7 and 45.1;

         3. Tilden Junction - Red Lake Falls, Minnesota, between Grand Forks Subdivision Mileposts 56.84 and 13.0 miles East;

         4. MN Junction - Perley, Minnesota, between P line Subdivision Mileposts 65.25 and 21.0 ("Perley Line"); and

         5. St. Hilaire - Warroad, Minnesota, between Warroad Subdivision Mileposts 11.0 and 104.0.

This conveyance shall be subject to the terms and conditions set forth in this Agreement, the Bill of Sale and/or any agreement assigned by Seller to Buyer by the terms of this Agreement, and the terms, conditions and reservations set forth in the Quitclaim Deed, including Seller's retained interests, as specified in more detail in the Quitclaim Deed, plus Seller's retention of certain related parcels as specified in Attachment 1 of the Quitclaim Deed, for: (i) a nonexclusive, permanent easement for construction, maintenance and operation or one or more pipelines or fiber optics communication lines, together with related facilities and appurtenances in, under, across, along and through all of any portion of the rail line segments to be conveyed;
(ii) mineral rights and related permanent access easements; (iii) a nonexclusive permanent right to use, develop and market water rights, together with related permanent access, construction, maintenance and water pipeline rights; and (iv) overhead trackage rights to provide rail freight service over the Perley Line, on the following terms applicable to both Buyer and Seller:

     (A) Seller shall provide to Buyer at least ten days' written notice of Seller's commencement of operations of these trackage rights;

     (B) Seller shall pay to Buyer a fee of $1.5 mils per gross ton mile (lading and tare weight) for these trackage rights, this charge to be full compensation to Buyer for Buyer's maintenance, replacement and renewal of the Perley Line to the condition that the Perley Linen is in on the date of this Agreement, Buyer's dispatching and operating supervision of train movements over the Perley Line and all other amounts due to Buyer for Seller's use of these trackage rights;

     (C) Seller shall conduct all of its operations over these trackage rights using Seller's trains, operated by Seller's employees, subject to dispatching control and direction of Buyer.

     (D) Buyer shall maintain the Perley Line to at least the condition the Perley Line is in on the date of this Agreement.

     (E) Seller shall have the right to require Buyer promptly to upgrade the Perley Line, at Seller's sole expense, to standards and specifications established by Seller.

The five rail line segments being sold, including Seller's related rail corridor real property interests being conveyed, are described specifically in Attachment 1 to the Quitclaim Deed, set forth in Exhibit A attached hereto, and are referenced hereinafter as "Rail Lines". Seller's retained trackage rights, as described in item (iv) above, shall be referenced hereinafter as "Seller's Trackage Rights."

     (b) Seller shall convey to Buyer, effective on the date of Closing, the rail freight transportation business which Seller conducts on the Rail Lines, subject to the terms and conditions set forth in this Agreement, in the Quitclaim Deed, the Bill of Sale and/or any agreement assigned by Seller to Buyer by the terms of this Agreement.

     (c) Seller shall convey to Buyer, on the date of Closing, by delivering to Buyer on the date of Closing a Bill of Sale identical in form to the Bill of Sale set forth in Exhibit B attached hereto, all of Seller's interest in all rail, ties, spikes, tie plates, rail anchors, bridges, culverts, signalling equipment, and other supporting structures, ballast, track materials and supplies

(excluding any vehicles, maintenance equipment on wheels, radios or computer equipment) that, on the date of the Closing, are not improvements that constitute the Rail Lines, but which then are present on the real property comprising the Rail Lines, and Seller shall leave behind all uninstalled rail and other track material. This conveyance shall be subject to the terms and conditions set forth in this Agreement, the Bill of Sale, the QuitClaim Deed and/or any agreement assigned by Seller to Buyer by the terms of this Agreement.

     (d) Seller shall grant to Buyer, effective on the date of Closing, incidental trackage rights to operate overhead rail freight service only, for the sole purposes of: (1) interchanging rail freight cars and equipment between Buyer and Seller only at Seller's Crookston, Minnesota rail yard only; and (2) moving locomotives, cars and equipment between the Rail Lines over Seller's Grand Forks Subdivision rail line between Milepost 81.5, west of Crookston, Minnesota, and Milepost 31.0 at Erskine, Minnesota, and also over all yard tracks in Seller's Crookston, Minnesota rail yard. This line shall be referenced in this Agreement as "Trackage Rights Line." Buyer may enter or leave the Trackage Rights Line at Erskine, Tilden Junction, Redland Junction and MN Junction. Buyer must block all traffic for Seller at Crookston into two blocks: eastbound and westbound from Crookston. Buyer shall conduct all of its operations over the Trackage Rights Line using Buyer's trains, operated by Buyer's employees, subject to dispatching control and direction of Seller. Seller shall maintain the Trackage Rights Line as reasonably required.

     (e) Seller shall assign to Buyer, effective on the date of Closing, Seller's trackage rights authority and, subject to final Soo Line Railroad Company consent, Seller's trackage rights agreement to operate over the Soo Line Railroad Company between Milepost 273.0, at or near Erskine, Minnesota, and Milepost 309.5, at or near Thief River Falls, Minnesota.

     (f) Seller hereby assigned to Buyer, effective on the date of Closing, subject to all terms and conditions set forth in this Agreement, the QuitClaim Deed, the Bill of Sale and/or any agreement assigned by Seller to Buyer by the terms of this Agreement, all assignable rights and obligations of Seller which are performable after the Closing, to the extent that they are related to the Rail Lines and are set forth in any agreement identified in Exhibit C attached hereto. Buyer hereby accepts the assignment of all such rights and obligations, effective on the date of Closing in accordance with their terms and the terms of this Agreement. Seller, and not Buyer, shall be responsible for performing all of Seller's duties in assigned agreements which are required to be performed on or before the date of Closing. Buyer, and not Seller, shall be responsible for performing all assigned duties in assigned agreements which are required to be performed after the date of Closing. Seller reserves all rights and obligations set forth in any agreement identified in Exhibit C to the extent those rights are related to one or more other rail lines or property of Seller. If any contract is related to the Rail

Lines and inadvertently is not identified in Exhibit C, Seller promptly shall provide to Buyer a copy of any such contract immediately upon locating it, and Buyer shall assume the rights and obligations in such contract to the extent they are related to the Rail Lines, so long as such assumption does not materially adversely affect Buyer or increase Buyer's risk in connection with its ownership and operation of the Rail Lines. Buyer shall make no claim against Seller arising out of any failure to obtain a consent to assignment from any party to any agreement assigned by Seller to Buyer, in whole or in part. It is the intent of both Seller and Buyer that all assignments of rights and obligations related to the Rail Lines shall be effective on the date of Closing.

     (g) Seller further agrees to transport for Buyer the locomotives that Buyer will use to operate over the Rail Lines, at no charge to Buyer, so that Buyer has sufficient locomotives to operate efficiently over the Rail Lines on the day following the date of Closing.

     (h) Seller agrees that, subject to agreement on times and conditions of operation by Seller's local transportation management, Buyer on occasion may operate only maintenance of way equipment or locomotives, but not any revenue freight trains, over Seller's rail lines between Perley, Minnesota, and the connection with Otter Tail Valley Railroad Company near Fargo, North Dakota, such operation to be conducted by Buyer's employees, to be subject to Seller's dispatching control and operating and safety rules, and to be subject to the liability allocation provisions of Paragraph

6 that are applicable to Buyer's activities or operations on or near the Trackage Rights Lines.

     2.  Consideration for the Sale.

     (a) In consideration for Seller's sale of its interest in the Rail Lines, and Seller's conveyance to Buyer of the other rights, interests and obligations described in Paragraph 1 of this Agreement, Buyer agrees to all of the following:

     (1)  To accept all transferred real and personal property "AS IS, WHERE
          IS" and "with all faults", except for the specific representations and warranties set forth in this Agreement, the Quitclaim Deed and the Bill of Sale.

     (2) To conduct rail freight transportation business on the Rail Lines for as long as it is economically reasonable to do so.

     (3) To pay Seller on the date of this Agreement, by certified check, an earnest money deposit toward the purchase price, in the amount of $180,000.00. This amount shall be applied at Closing toward the full purchase price for Seller's assets, rights and obligations to be conveyed to Buyer as set forth herein, of THREE MILLION, SIX HUNDRED AND FIFTY THOUSAND DOLLARS ($3,650,000.00). Consequently, at Closing, Buyer shall pay $3,470,000.00 by wire transfer to either: (i) Seller, or (ii) Apex Property & Burlington Exchange, Inc. ("APEX"), Seller's intended assignee of Seller's right to receive payment of the purchase price for the Rail Lines. The wire transfer by Buyer shall be made in accordance with written wire transfer instructions provided to Buyer by Seller. APEX is a qualified intermediary within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.1031(k)-1(g). Seller intends to assign to APEX Seller's right to receive payment of the purchase price for the Rail Lines, for the purpose of Seller completing a tax-deferred exchange. Seller shall retain the earnest money deposit as liquidated damages if for any reason this transaction does not close on December 27, 1996 or some earlier date agreed to by the parties in writing, except that Seller shall not have the right to retain this deposit if this transaction does not close because some event beyond Buyer's control, and despite Buyer's best efforts to control such event and close this transaction, occurs after November 26, which event either materially reduces the value of the Rail Lines or materially adversely affects Buyer's ability to operate over the Rail Lines.

     (4) To cooperate with Seller with respect to any tax-deferred exchange, and to execute such documents as may be required to effect any tax-deferred exchange. Seller shall indemnify, defend and hold harmless Buyer fully against all reasonable and necessary additional costs, expenses, and liabilities which Buyer may incur as a result of any tax-deferred exchange.

     (5) To pay in addition to the purchase price all costs of Closing (except Seller's cost of preparation of documents to be delivered at Closing), including, but not limited to, any escrow and service fees, real estate transfer taxes, excise taxes, recording fees and sales taxes associated with this Agreement or any of the conveyances governed by this Agreement.

     (6) Because the purchase price for the Rail Lines does not include the franchise value and going concern value to Seller of the traffic now or in the future originating or terminating on or along the Warroad Subdivision of the Rail Lines, Buyer agrees that, with respect to traffic originating or terminating on or along the Warroad Subdivision of the Rail Lines, in return for the lower purchase price set forth in this Agreement and the right to use the trackage rights set forth in Paragraph 1(d) of this Agreement, for each carload of traffic originating or terminating on the Warroad Subdivision of the Rail Lines, that Buyer interchanges to a railroad other than Seller, or Seller's successor or affiliate, at either Warroad or Thief River Falls, Buyer shall pay to Seller $600 per loaded car, adjusted as set forth in Paragraph 18(b) of this Agreement.

     (7) To submit to Seller monthly a report of all carloads originating and terminating on the Warroad Subdivision of the Rail Lines that Buyer interchanges to a railroad other than Seller, or Seller's successor or affiliate, and also to permit Seller to audit periodically Buyer's records to determine the number of carloads originating or terminating on the Rail Lines that Buyer interchanges to a railroad other than Seller or Seller's successor or affiliate.

     (8) Because the purchase price of the Rail Lines does not include any payment to Seller for the franchise value and going concern value to Seller or traffic now or in the future originating or terminating on or along the Rail Lines, not to request, participate in, cooperate with (except in compliance with subpoenas), or support any effort in any legal or administrative proceeding to obtain the right to interchange rail traffic, at any location other than Warroad or Thief River Falls, Minnesota, directly with any railroad other than Seller or Seller's successor or affiliate.

     (9) Because the purchase price for the Rail Lines does not include any payment to Seller for the franchise value and going concern value to Seller of the traffic now or in the future originating or terminating on or along the Rail Lines, not to build or allow to be built, or, either directly or through any corporate affiliate, cooperate, finance or participate in building, any track or track structures to connect the Rail Lines to any railroad other than Seller or Seller's successor or affiliate.

     (b) This transaction and the consideration paid by Buyer is not divisable; however, Buyer and Seller agree that the purchase price shall be allocated as follows among the various assets being conveyed under the terms of this
Agreement:

                         Rail                  $ 2,400,000
                         Ties                      800,000
                         Ballast                   200,000
                         Land                      250,000
                                                ----------
                         Total                 $ 3,650,000


     3. Governmental Approval.

     (a) Buyer represents that Buyer is not a "rail carrier" within the meaning of 49 U.S.C. Section 10102(2). Promptly following execution of this Agreement, Buyer, at its sole expense, shall prepare and file such documents as may be required to secure approval, or exemption from approval, of this transaction by the Surface Transportation Board of the United State Department of Transportation ("STB"), as appropriate. Buyer shall make all reasonable efforts to obtain this approval or exemption in time for this transaction to close on December 20, 1996. Buyer shall permit Seller to review prior to filing all documents proposed by Buyer to be filed with the STB or any court to secure legal approval or exemption of this transaction.

     4. Representations and Warranties.

     (a) Seller hereby represents and warrants to Buyer, and Buyer's successors and assignees, the following facts, as of the date of this Agreement and as of the date of Closing:

     (1) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in the State of Minnesota;

     (2) Seller has the corporate power and authority to enter into this Agreement and carry out its obligations under this Agreement;

     (3) The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary corporate actions of Seller, and no further corporate proceedings of Seller are required to complete the transactions covered by this Agreement;

     (4) All of Seller's obligations set forth in this Agreement constitute legal, valid and binding obligations of Seller which are enforceable against Seller in accordance with their terms, except to the extent enforcement may be limited by bankruptcy, insolvency or reorganization law;

     (5) There is no provision in the Certificate of Incorporation or By-Laws of Seller which prohibits the execution of this Agreement or consummation of the transactions covered by this Agreement;

     (6) The negotiations related to this Agreement have been handled by Seller on its own behalf, without intervention of any agent or other person, so that no party has a valid claim on this basis for any finder's fee, brokerage commission, or other similar payment in connection with any of the transactions included in this Agreement;

     (7) Seller has duly filed with the appropriate agencies of the United States, the State of Minnesota, and appropriate local governments or political subdivisions in Minnesota, all tax returns and reports required to be filed; Seller either has paid in full, or will pay in full as finally determined, and will indemnify and hold Buyer harmless from, all taxes, interest, penalties, assessments or deficiencies which are due for the period up to the date of Closing; and Seller has made all withholdings of tax which are required to be made under all applicable regulations of the United States, the State of Minnesota, and local governments in Minnesota;

     (8) To Seller's knowledge, there is no pending or threatened litigation or arbitration proceeding, or administrative proceeding or investigation, against or affecting the properties or assets comprising the Rail Lines, or Seller's rights to conduct rail freight transportation operations over the Rail Lines as Seller conducts those operations on the date of this Agreement, the result of which forseeably would materially adversely affect Buyer's ability to conduct rail freight transportation operations over the Rail Lines following the date of Closing;

     (9) Seller has received no written notice of any pending or threatened civil, criminal, or administrative actions with respect to any hazardous or toxic substance on or adjacent to the Rail Lines (as used herein, "written notice" shall mean written notice delivered to either Seller's Assistant Vice President - Environmental and Hazardous Materials, or Seller's Director Environmental Remediation and Special Projects, who are the people designated by Seller to receive notice of such matters);

     (10) The physical condition of the Rail Lines, and Seller's title to the Rail Lines, will be sufficient on the date of Closing to enable Buyer to conduct rail freight transportation operations over all or any portion of the Rail Lines on the day following the date of Closing, and the rail corridors described in Attachment 1 to Exhibit A constitute continuous rail corridors between the endpoints of the Rail Lines; and

     (11) No representation or warranty by Seller in this Agreement contains any untrue statement of a material fact, nor omits any material fact that is necessary to make any representation or warranty not materially misleading.

     (b) Buyer hereby represents and warrants to Seller, and Seller's successors and assignees, the following facts as of the date of this Agreement and as of the date of Closing, except where specifically noted to be as of the date of Closing only:

          (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and by the date of Closing will be qualified to do business in the State of Minnesota;

          (2) Buyer has all requisite corporate authority to purchase Seller's rights and properties which are conveyed to Buyer by this Agreement; to enter into this Agreement; to conduct rail freight transportation business on the Rail Lines (as of the date of Closing only); and to perform all of Buyer's obligations under this Agreement;

          (3) The execution of this Agreement and consummation of the transactions which are a part of this Agreement have been duly authorized and approved by all necessary corporate actions by Buyer, and immediately upon execution of this Agreement by Buyer's authorized representative, all of Buyer's obligations set forth in or referenced in this Agreement shall constitute legal, valid and binding obligations of Buyer, or Buyer's successors or assignees, which obligations are enforceable against Buyer in accordance with their terms against Buyer or Buyer's successors or assignees;

          (4) There is no provision in the Articles of Incorporation or By-Laws of Buyer which prohibits the execution of this Agreement or consummation of the transactions covered by this Agreement;

          (5) As of the date of Closing only, Buyer shall have obtained all legal authority which is necessary to enable Buyer lawfully to conduct rail freight transportation operations over the Rail Lines as a common carrier and under one or more rail freight transportation contracts, commencing at 12:01 a.m. on the day following the date of Closing;

          (6) The negotiations related to this Agreement have been handled by Buyer on its own behalf, without intervention of any agent or party, and in such manner as not to give rise to any valid claim by any party for any finder's fee, brokerage commission, or other similar payment in connection with any of the transactions included in this Agreement;

          (7) Neither Buyer nor any of Buyer's equity owners or financing sources, nor any of their partners, is a Class I railroad or affiliated with a Class I railroad; and

          (8)  No representation or warranty by Buyer in this

                    Agreement contains any untrue statement of a material fact, nor omits any material fact that is necessary to make any representation or warranty not materially misleading.

     (5) Inspection and Condition of Rail Lines.

     (a) By signing this Agreement, Buyer acknowledges that Buyer has inspected the Rail Lines, including all improvements and structures on the Rail Lines. Buyer further acknowledges that: (i) except as set forth in Paragraphs 4(a)(8), 4(a)(9), and 4(a)(10) of this Agreement, no representation has been made by Seller to Buyer concerning the state or condition of the Rail Lines, or the age of any improvements of the Rail Lines; (ii) Buyer has not relied upon any statement or declaration of Seller, oral or in writing, as an inducement to entering into this Agreement, other than as stated in the Agreement; and (iii) the sole consideration for execution of this Agreement by Buyer is set forth in this Agreement.

     (b) EXCEPT AS SET FORTH IN PARAGRAPH 4(A) OF THIS AGREEMENT SELLER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AS TO THE DESIGN OR CONDITION OF THE RAIL LINES, THEIR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE RAIL LINES, OR THE CONFORMITY OF THE RAIL LINES TO THEIR INTENDED USES. SELLER SHALL NOT BE LIABLE TO BUYER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT) WITH RESPECT TO THE DESIGN, CONDITION, QUALITY, SAFETY, MERCHANTABILITY, OR FITNESS FOR

ANY PARTICULAR PURPOSE, OF THE RAIL LINES, OR THE CONFORMITY OF THE RAIL LINES TO THEIR INTENDED USES. SELLER OFFERS, AND BUYER ACCEPTS, THE RAIL LINES IN "AS IS, WHERE IS" AND "WITH ALL FAULTS" CONDITION, AND SUBJECT TO ALL LIMITATIONS ON SELLER'S RIGHTS, INTEREST, AND TITLE TO THE PROPERTY COMPRISING THE RAIL LINES.

     6. Liability and Indemnity.

     (a) Cooperation in Defense. Buyer and Seller agree that, for three years following the date of Closing, they will cooperate as necessary in defense of any claim, demand, investigation or litigation arising out of Seller's or Buyer's ownership or operation of the Rail Line.

     (b) Definition of Losses. In this Agreement, the term "Losses" shall include all costs, expenses, fees or liabilities of, or in any way related to:
(i) any violation of law or regulation, (ii) any damage to property, the environment or natural resources, (iii) any bodily injury or death of any person, or (iv) the breach of any contract, including this Agreement of the extent set forth in this Agreement. "Losses" shall include, but not be limited to, all costs of claims, activities in response to enforcement, costs of investigation and remediation, damages, judgments, awards, orders, decrees, payments, fines, penalties, assessments, court costs, and attorney, consultant and expert witness fees, and shall include cost recovery or contribution claims made pursuant to CERCLA or similar federal or state laws.

     (c) General Liability and Indemnity.

          (1) Seller's General Liability and Indemnity. Except as provided in Paragraph 6(d) of this Agreement (environmental liability), Seller shall be responsible for, and shall indemnify, defend and hold harmless Buyer fully against, all Losses, which: (i) arise out of Seller's ownership or operation of the Rail Lines on or prior to the date of Closing; (ii) result from any breach by Seller of any of its representations and warranties set forth in Paragraphs 4(a) and 9 of this Agreement, or, except as covered by clause (iv) just below, any failure by Seller to perform any of its obligations under this Agreement; (iii) result from claims of third parties caused by Seller's performance or nonperformance, or Buyer's nonperformance only where Buyer has no knowledge of the existence of the duty to perform, under any material contract, lease, permit, license, easement or commitment related to the Rail Lines that is not identified in this Agreement or on Exhibit C; or (iv) are directly related to Buyer's activities or operations on the Trackage Rights Lines, or Seller activities or operations on Seller's Trackage Rights, to the extent such losses are proximately caused by Seller's negligence.

          (2) Buyer's General Liability and Indemnity. Except as provided in Paragraph 6(d) of this Agreement, and further except for Losses resulting from one or more of Seller's representations or warranties set forth in this Agreement containing any untrue or materially misleading statement of a material fact, or omitting any material fact that is necessary to prevent that representation or warranty from being materially misleading, Buyer shall be responsible for, and shall indemnify, defend and hold harmless Seller fully against, regardless of any negligence or alleged negligence of Seller, all Losses which: (i) arise out of Buyer's ownership or operation of the Rail Lines after 12:01 a.m. on the day following the date of Closing; (ii) result from any breach by Buyer of any of its representations or warranties set forth in Paragraph 4(b) of this Agreement, or any failure by Buyer to perform any of its obligations under this Agreement; (iii) result from claims of third parties caused by Buyer's nonperformance or required performance under any material contract, lease, permit, license, easement or commitment relating to the Rail Lines, where that contract, lease, permit, easement or commitment is identified in Exhibit C, or Buyer has specific knowledge of it, but then only from the time Buyer acquired such specific knowledge, or (iv) arise out of, or are related or attributable to any of Buyer's activities or operations on or near the Trackage Rights Lines, or Seller's activities and operations on Seller's Trackage Rights, except to the extent such losses are proximately caused by Seller's negligence.

     (d)  Environmental Liability and Indemnity.

          (1) Buyer's Acknowledgments with Respect to the Rail Lines. Buyer acknowledges that Seller has provided Buyer with full access to inspect the Rail Lines. Buyer further acknowledges that Seller makes only those representations and warranties to Buyer concerning the existence of any hazardous or toxic substances on or near the Rail Lines, or compliance of the Rail Lines with any statutes, ordinances, rules, regulations, orders or decisions with regard to hazardous or toxic substances on or near the Rail Lines, which are expressly set forth in Paragraph 4(a)(9) of this Agreement.

          (2) Seller's Environmental Liability and Indemnity. Notwithstanding any other liability or indemnification provision in this Agreement, Seller shall be responsible for, and shall indemnify, defend and hold harmless Buyer (including its successors and assignees) fully against, Losses incurred due to any claim, demand or litigation, to the extent it is based on any violation or requirement of any applicable environmental statute, ordinance, rule, regulation, order or decision, and the Losses arise from: (i) any chemical, material or substance that is now, or at the time in question is, regulated or governed by any law, the release of which creates any liability under any applicable law; or (ii) any other material which, when released, would cause significant ecological damage (items described by (i) or (ii) above are referenced hereinafter as "Hazardous Materials") located on, under or near the Rail Lines, where such Losses:

          (a) were caused by one or more acts of Seller that occurred on or prior to the date of Closing; and

          (b) result from any written claim made by a party other than Buyer or one of Buyer's affiliates ("Claims") that is delivered to Seller within three years following the date of Closing; and

          (c)  exceed $10,000 in the aggregate in any year.

     (3) Buyer's Environmental Liability and Indemnity. As part of the consideration for this Agreement, and notwithstanding any other liability or indemnification provision in this Agreement, Buyer shall be responsible for, and shall indemnify, defend, and hold harmless Seller fully against, regardless of any negligence or alleged negligence of Seller, Losses incurred due to any claim, demand or litigation, to the extent it is based on any violation or requirement of any applicable environmental statute, ordinance, rule, regulation, order or decision, and the Losses arise from any Hazardous Materials located on, under or near the Rail Lines, where such Losses either:

               (a) were not caused by Hazardous Materials located on, under or near the Rail Lines or prior to the date of Closing; or

               (b) regardless of cause, do not result from a Claim delivered to Seller within three years following the date of Closing; or

               (c) were not caused by one of more acts of Seller that occurred prior to the date of Closing and result from a Claim delivered to Seller within three years of the date following Closing, but only up to $10,000 in the aggregate in any year.

               Buyer also shall be responsible for, and shall indemnify, defend and hold harmless Seller fully against, Losses incurred due to any claim, demand or litigation, to the extent it is based on any violation of any applicable environmental statute, ordinance, rule, regulation, order or decision, and the Losses arise from any Hazardous Materials on or near the Trackage Rights Line, to the extent such Losses arise out of, or are attributable to, any of the Buyer's activities or operations on or near the Trackage Rights Lines, except to the extent such Losses are proximately caused by Seller's negligence.

          (4) Arbitration of Allocation of Liability Between Buyer and Seller. Any dispute between Seller and Buyer as to allocation between them of Losses for which both Seller and Buyer are responsible under the terms of this Paragraph 6 shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

          (5) Buyer To Comply With Hazardous Materials Laws. Buyer agrees to comply with all federal, state and local laws, regulations and rules concerning handling and disposal of Hazardous Materials in connection with Buyer's ownership of, and activities on, the Rail Lines.

          (6) Liability Remedies and Obligations Are Exclusive. Buyer and Seller agree that the remedies and obligations set forth in this Paragraph 6 shall be exclusive remedies and obligations of each one to the other with respect to any Losses relating to the release or existence of Hazardous Materials on or near the Rail Lines.

     (e) Seller to Deliver Property Records to Buyer. Seller shall deliver to Buyer, on or soon following the date of Closing, originals or copies of whatever records, prints, archival information, or other evidence Seller locates in a reasonable search of Seller's records, which bears upon the use of, maintenance, or title to the real estate comprising the Rail Lines during the time the Rail Lines were operated by Seller as a common carrier lines of railroad. If, at any time after Closing, Seller locates any other documents which bear upon the use of, maintenance, or title to the real estate comprising the Rail Lines, Seller promptly shall provide originals or copies of those documents to the Buyer.

     7. Assignment; Seller's Right of First Refusal.

     (a) Buyer shall not assign this Agreement, or any rights or obligations under this Agreement, to another railroad, or any party or individual who at the time of the assignment is affiliated with or working for another railroad, without the prior written consent of Seller. Any assignee, including any successor in interest, of Buyer's or Seller's rights under or property acquired by this Agreement, shall assume in writing all of Buyer's or Seller's continuing and existing or thereafter arising obligations under this Agreement, and under any then effective contract assigned by

Seller to Buyer, in whole or in part, in accordance with the terms of this Agreement, which obligations are related to the property or rights involved in the assignment.

     (b) Any subsequent agreement by Buyer to sell the Rail Lines, any individual Rail Line, or any portion of any Rail Line route (i.e. any real estate within 15 feet of any main line track) that has not been abandoned pursuant to applicable STB procedures, must contain the effective right for Seller to purchase from Buyer the Rail Lines or portions being sold on the same basis as that set forth in the subsequent sale agreement. Buyer shall deliver to Seller a copy of the executed subsequent sale agreement within seven days following its execution. After receiving such copy, Seller shall have thirty days to accept or reject purchase of the Rail Lines or portions being sold. If Seller, at any time during these thirty days, offers in writing to purchase from Buyer the Rail Lines or portions being sold, on the same basis as that set forth in the subsequent sale agreement, Buyer, within seven days, shall accept such offer, and within thirty days thereafter, shall convey such property to Seller.

     8. Obligations are Continuing.

     The representations, warranties and obligations of Buyer and Seller in this Agreement are continuing and survive the Closing, and delivery of the Quitclaim Deed. Terms of continuing obligations in this Agreement are subject to amendment only by a written contract signed by both Buyer and Seller, or their respective successors or assignees.

     9. Liens and Encumbrances.

     The Rail Lines are subject to four general mortgages of Seller: (i) the Prior Lien Mortgage, dated November 10, 1896, between Northern Pacific Railway Company and The Mercantile Trust Company, as supplemented; (ii) the General Lien Mortgage, dated November 10, 1896, between Northern Pacific Railway Company and The Mercantile Trust Company, as supplemented; (iii) General Gold Bond Mortgage, dated January 1, 1921, between Great Northern Railway Company and The First National Bank of the City of New York, as supplemented; and (iv) Consolidated Mortgage, dated March 3, 1970, between Burlington Northern, Inc., and Morgan Guaranty Trust Company of New York, as supplemented (collectively, "Mortgages"). Seller shall deliver to Buyer, within 30 days after the date of Closing, executed releases of the Rail Lines from the liens of the Mortgages. Seller shall pay the amount demanded by any of the Mortgages' Trustees as required to deliver executed releases of the Rail Lines from the liens of the Mortgages within 30 days after the date of Closing. Until such releases are delivered to Buyer, Seller shall indemnify Buyer, and the party lending to Buyer the purchase price for the Rail Lines, against any Losses that Buyer incurs after Closing which result from Seller not yet having delivered to Buyer executed releases of the Rail Lines from the liens of the Mortgages. Seller represents, warrants and covenants that, to the best of Seller's current knowledge, other than the liens of the Mortgages, Seller has not caused or suffered, and will not cause or suffer prior to the date of Closing, any liens or encumbrances to be filed against the Rail Lines which would materially adversely affect Buyer's ability to conduct rail freight transportation operations on the Rail Lines on the day following the date of Closing. Buyer agrees to take title to the Rail Lines subject to all liens and encumbrances on the Rail Lines, except for the liens that would violate one or more of Seller's representations and warranties in Paragraph 4(a) or this Paragraph. Other than the Mortgages, the only encumbrances on the Rail Lines of which Seller is aware are related to the agreements identified in Part I of Exhibit C, attached hereto, and may encumber the Rail Lines on the terms and conditions set forth in those agreements. If, other than the Mortgages, there is a lien for payment of money that exists as of the date of Closing, and Buyer notifies Seller in writing that there is a lien, Seller will release the lien within 30 days of the date Seller receives such notice, or indemnify Buyer for any harm to Buyer that results from Seller's failure to so release any such lien.

     10. Pending Public Works Projects.

     Seller shall notify Buyer prior to closing of all pending public works projects on the Rail Lines of which Seller is aware. Seller shall pay the railroad's share of the cost of whatever work is performed on pending public works projects before the date of Closing, and Buyer shall pay the railroad's share of the cost of whatever work is performed on these projects after the date of Closing. Any payments received by Buyer or Seller from any government body for a pending public works project shall be

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

apportioned on the basis that Seller shall receive that share of the payments applicable to work performed on these projects prior to date of Closing, and Buyer shall receive that share of the payments applicable to work performed on these projects after the date of Closing. Buyer shall be responsible to determine who owns materials present on the Rail Lines in connection with pending public works projects.

     11. Buyer to Offer to Hire Seller's Qualified Employees.

     Buyer shall attempt to interview for employment positions on the Rail Lines all of Seller's employees who are eligible to work on the Rail Lines on the date of this Agreement. Buyer shall give priority hiring consideration to employees of Seller who work on the Rail Lines and are representated by the Brotherhood of Maintenance of Way Employee. Buyer shall offer to hire, at salary levels and other terms and conditions of employment that are determined by Buyer to be appropriate, all of those employees who Buyer, in Buyer's discretion, determines to be qualified and needed by Buyer. Buyer promptly shall notify Seller of the name of each of Seller's current employees who Buyer offers to hire, and also the name of each of these employees who Buyer actually hires. Buyer shall assume a neutral stance in any Brotherhood of Maintenance of Way Employee union organizing effort.

     12. Closing.

     (a) The closing of this transaction shall occur on December

27, 1996, or an earlier date mutually agreeable to the parties (referenced herein as "Closing").

     (b)  At Closing, Seller shall deliver to Buyer the following documents:

          (1) A sufficient number of original counterparts of an executed Quitclaim Deed to the Rail Lines, in exact form as the Quitclaim Deed attached hereto as Exhibit A, to enable Buyer to file an original Quitclaim Deed in each county in which the real property comprising the Rail Lines as located;

          (2) An executed Bill of Sale in exact form as the Bill of Sale attached hereto as Exhibit B;

          (3)  A copy of Seller's Articles of Incorporation and By-Laws; and

          (4) An opinion of counsel for Seller to Buyer with respect to those items represented by Seller to Buyer in Paragraphs 4(a)(1), 4(a)(2), 4(a)(3), 4(a)(4), 4(a)(5) and 4(a)(8) of this Agreement.

     (c)  At Closing, Buyer shall deliver to Seller:

          (1)  A copy of Buyer's Articles of Incorporation and By-Laws;

          (2) A Certificate of Insurance establishing that Buyer has effective liability insurance meeting the requirements of Paragraph 16 of this Agreement; and

          (3) An opinion of counsel for Buyer to Seller with respect to those items represented by Buyer to

          Seller in Paragraphs 4(b)(1), 4(b)(2), 4(b)(3), 4(b)(4) and
          4(b)(5) for this Agreement.

     (d) At Closing, Buyer shall deliver to Seller or APEX, as designated by Seller, the balance of the purchase price, or $3,470,000, as set forth in Paragraph 2 of this Agreement.

     (13) Proration.

     Real estate taxes, prepaid rentals, utilities, and other income or fees attributable to the Rail Line interests transferred to Buyer under the terms of this Agreement, shall be prorated between Seller and Buyer in such manner as to allocate to Seller all income, taxes and expenses attributable to the Rail Lines on or prior to the date of Closing, and to allocate to Buyer all income, taxes and expenses attributable to the Rail Lines after the date of Closing. The sum paid by Buyer to Seller or Apex at Closing shall not be adjusted based on this proration, but payment settling in full all prorated items shall be made no later than 60 days following the date of Closing.

     (14) Interchange.

     (a) Buyer and Seller shall interchange rail freight cars and equipment to and from each at the Crookston, Minnesota rail yard. All of Seller's yard tracks at the Crookston, Minnesota rail yard shall be referenced hereinafter as "Interchange Tracks".

     (b) Cars and their contents that are delivered by one party to the other an Interchange Track shall be deemed to be in the possession of the receiving party as of the time they are placed on the Interchange Track and uncoupled from the delivering party's train or engine, except that if any such car is rejected by the receiving party under the Interchange Rules of the Association of American Railroads ("AAR") or any successor rules, the refused car shall be deemed to remain in the possession of the delivering party until that car is accepted by the receiving party.

     15. Car Hire Costs.

     The party in possession of any car shall be responsible for all car hire costs, per diem expenses and mileage allowances payable with respect to such car, for any per diem charges for trailers or containers carried by such car, or for any equipment use charges applicable to any RoadRailer equipment or similar carless intermodal technology, except that Seller agrees that Buyer shall be entitled to per diem relief in connection with all loaded and empty rail equipment moving in rail freight transportation service and interchanged between Buyer and Seller on an Interchange Track, according to the following schedule:

     (a) Three days of per diem relief at the stations of Wilds and Halstead, Minnesota;

     (b) Five days of per diem relief at the station of St. Hilaire, Minnesota and on the MN Junction-Perley,

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

                    Minnesota rail line (except at Wilds and Halstead) and Tilden Junction-Red Lake Falls, Minnesota rail line; and

               (c) Seven days of per diem relief on the MN Junction-Ada, Minnesota, Redland Junction-Fertile, Minnesota and St. Hilaire-Warroad, Minnesota (except at St. Hilaire) rail lines.

Seller shall make reasonable efforts to make freight cars available at Buyer's request on an Interchange Track, as needed by Buyer, on a non-discriminatory basis between Seller's car needs on similar rail lines and Buyer's shippers' car needs.

     16. Liability Insurance.

     (a) For so long as Buyer conducts any activities on or near the Trackage Rights Line, Buyer shall maintain a comprehensive general form of insurance covering liability in connection with any of Buyer's activities or operations on or near the Trackage Rights Line, including but not limited to Public Liability, Personal Injury and Property Damage, Federal Employers Liability Act Liability, Bill of Lading and Foreign Rolling Stock Liability, and Contractual Liability, with such limits (consistent with the terms set forth below), deductibles and exclusions as Seller may agree are satisfactory, provided however, that: (i) such limits shall not be less than $2 million per occurrence or $4 million in the aggregate, except on the Erskine-Thief River Falls line of Soo Line Railroad Company, where such limits shall not be less than $10 million per occurrence and $10 million in the aggregate; and (ii) policy terms shall not exclude or limit coverage where activities or operations are on or near railroad tracks. Seller shall be named as an ADDITIONAL INSURED on such liability insurance policy. Such liability insurance must be purchased from an insurance company licensed to do business in Minnesota, and possessing a current Best's Insurance Guide Rating of B and Class X, or better.

     (b) Buyer shall provide Seller with evidence of its liability insurance coverage at Closing, with copies of its insurance policies and any amendments, as soon as they are available, and with evidence of continued insurance coverage on January 1 and July 1 of each year. Buyer's failure to provide such evidence, within 7 days of any request therefore, shall entitle Seller to purchase such liability insurance, and withhold from the divisions payment forwarded to Buyer the cost of this insurance.


     17.  Seller's Authority to Establish Through Routes and Offer Through
          Routes.

     Buyer and seller agree that, for ninety-nine years following the date of Closing, Seller shall have authority to establish through routes and offer through freight rates via through routes involving both Buyer and Seller with interchange between Buyer and Seller at Crookston, Minnesota. Seller shall specify junctions and routes for all such traffic, effective the day following the date of Closing. For this same ninety-nine year period, Buyer automatically concurs in all such through rates established by Seller, whether for present or future freight traffic, so long as

Buyer shall receive for transporting the traffic the division of revenues that is set forth in Paragraph 18 of this Agreement.

     18. Division of Revenue.

     (a) Buyer and Seller agree that, for so long as Seller establishes through freight rates for interline freight transportation service involving both Buyer and Seller, the through revenue accruing on all existing and future carload traffic movements originating or terminating on or along the Rail Lines, and interchanged between Buyer and Seller at Crookston, Minnesota, shall be divided between Buyer and Seller as shown in Exhibit D.

     (b) For twenty-five (25) years following the date of Closing, the divisions set forth in Paragraph 18(a) shall be adjusted annually, commencing as of January 1, 1998, based on 50% of the increase or decrease between the fourth calendar quarter of 1997 compared to the fourth quarter of 1996, in the Rail Cost Adjustment Factor, unadjusted for productivity (or, if it ceases to be used, some similar rail cost index), and thereafter as of each January 1, based on the 50% of increase or decrease (but for the first three years not any decrease) in the Rail Cost Adjustment Factor in the fourth calendar quarter of the preceding calendar year, compared to the fourth calendar quarter of the year before that. After January 1, 2003, if this index does not adequately allow Buyer to recover its reasonable cost increases, then Buyer and Seller shall meet to determine whether to adjust Buyer's division, and if they cannot agree, an arbitrator acceptable to both parties shall determine whether an additional increase is appropriate and what that increase shall be. Similarly, after January 1, 2003, if this index overstates Buyer's reasonable cost increases, or understates Buyer's reasonable cost reductions per car, then Buyer and Seller shall meet to determine whether to adjust Buyer's division, and if they cannot agree, an arbitrator acceptable to both parties shall determine whether a reduction in Buyer's division is appropriate and what that reduction shall be. Any decision of an arbitrator with respect to these issues shall be binding on both Buyer and Seller. After December 6, 2021, further changes in Buyer's divisions shall be subject to mutual agreement between Buyer and Seller.

     (c) Nothing in this Agreement shall preclude Seller and Buyer from negotiating and mutually agreeing to different divisions than those specified in this Paragraph. Divisions of revenue shall be paid only where Seller earns linehaul revenues for a shipment. Buyer shall not impose any surcharge on any traffic without Seller's prior written consent.

     19. Transfer of Operations.

     All rail operations on the Rail Lines shall be transferred from Seller to Buyer at 12:01 a.m. on the day following the date of Closing.

     20. Collection of Revenues.

     (a) Seller shall submit freight bills or interline settlements for, and shall collect, all revenues due for movements over the Rail Line of all shipments moved through Crookston, Minnesota, on or before the date of Closing. Seller shall assess and collect all charges due for all switching services performed on the Rail Lines on or before the date of Closing. Seller shall assess and collect all demurrage and miscellaneous charges relating to car supply and other services performed on the Rail Lines on or before the date of Closing.

     (b) Except as otherwise provided by freight transportation contracts, all shipments which move through Crookston, Minnesota, after 12:01 a.m. on the day following the date of Closing shall be settled between Buyer and Seller on the basis of a modified junction settlement plan, with Seller paying division of revenue payments to Buyer on a weekly basis within five working days following the date on which Seller issues the revenue waybill for the movement. Seller shall submit freight bills for, and shall collect all revenues due for, all shipments originating or terminating on the Rail Lines and interchanged between Seller and Buyer, including all prepaid shipments that originate on the Rail Lines, and all collect shipments that terminate on the Rail Lines, except for shipments where Seller does not receive line haul revenues. Seller has the right to grant, or refuse to grant, credit to any customer on the Rail Lines concerning any such shipments. Buyer shall assess and collect all charges due for all switching services performed on the Rail Lines at and after 12:01 a.m. on the day following the date of Closing. Buyer shall assess and collect all demurrage and miscellaneous charges relating to car supply and other services performed on the Rail Lines at and after 12:01 a.m. on the day following the date of Closing.

     21. Transfer of Liabilities; Payment of Charges.

     For the period before and including the day of Closing, Seller shall be responsible for: (a) all common carrier rail operations, including car supply, on the Rail Lines; (b) any freight loss and damage claims attributable to rail operations over the Rail Lines; and (c) all car accounting and all car hire and car mileage allowance payments relating to rail operations over the Rail Lines. At and after 12:01 a.m. on the day following the date of Closing; Buyer shall be responsible for: (d) all common carrier rail operations, including car supply, on the Rail Lines; (e) any freight loss and damage claims attributable to rail operations over the Rail Lines; and (f) all car accounting and all car hire and car mileage allowance payments relating to rail operations over the Rail Lines.

     22. Electronic Data Interchange.

     Within nine months following the date of Closing, Buyer must have the ability to send and receive electronically waybills, advanced consists, and bills of lading; as well as Train II reports and passing/placement reportings for performance purposes. Transaction reporting should be at industry standard levels or one level behind.

     23. Assignment of Freight Transportation Contracts.

     The parties agree that, notwithstanding any other provision of this Agreement, the only freight transportation contracts to be assigned by this Agreement are: (a) freight transportation contracts that apply to traffic moving to or from facilities on or along the Rail Lines; or (b) freight transportation contracts with or involving shippers or receivers that have facilities on or along the Rail Lines, and which would apply to one or more shipments to or from a facility on or along the Rail Lines. Seller agrees to send on the date of Closing to each shipper (or consignee), and each railroad, who is a party to any freight transportation contract involving any existing or potential freight traffic movement to or from any rail origin or destination on the Rail Lines, a Notice of Assignment, advising those parties of the following: (i) the occurrence of this sale; (ii) the fact that all rates and service (and in the case of other railroads, revenue divisions) terms in each such contract will remain the same; and (iii) the fact that Buyer will replace Seller as the party responsible for all rail service to be performed over all or any portion of the Rail Lines under each such contract.

     24. Applicable Law.

     This agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     25. Effect of Waiver.

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

     Any waiver by either Buyer or Seller, or failure of either Buyer or Seller to insist upon full and complete performance by Seller or Buyer of its obligations set forth in this Agreement, shall not constitute a waiver or release of such party's right to insist upon full and completed performance of any other obligations in this Agreement, or a waiver or release of such party's right to insist upon full and complete performance of the obligations that were waived or not enforced for periods prior to, or following, the waiver or failure to insist upon full and complete performance. This Agreement shall be amended or modified only by written agreement signed by the parties hereto.

     26. Notices.

     All notices and other communications under this Agreement shall be in writing and deemed properly served if delivered by hand to the party addressed or, if mailed, when received by the United States Postal Service in registered or certified mail, postage prepaid, or, if sent by a national overnight service, when received by the carrier service in a prepaid mailer, return receipt requested, addressed as follows:

       Seller:           Mr. Jerome M. Johnson
                         Assistant Vice President
                         Asset Planning & Rationalization
                         Burlington Northern Railroad Company
                         777 Main Street
                         Fort Worth, Texas  76102-5384

       Buyer:            Mr. Gary Marino
                         Rail America, Inc.
                         301 Yamato Road, Suite 1190
                         Boca Raton, Florida  33431
with a copy to:

                         Jack Conser
                         Rail America, Inc.
                         Huron & Eastern Railway Company, Inc.
                         3720 E. Washington Road
                         Saginaw, Michigan  48601

Either party hereto may change its address or addressee to which notices are to be given by providing written notice of the change to the other party.

     27. Confidentiality.

     Except to the extent that the terms of this Agreement are required to be disclosed by the STB, by order of any court of competent jurisdiction or any governmental agency, or by parties involved in financing this purchase, each party to this Agreement shall not disclose the contents of this Agreement to any other party, without the prior written consent of the other party to this Agreement. Any party who learns of any of the terms of this Agreement shall be required by the party to this Agreement who is disclosing the information not to disclose those terms to any other party without the prior written consent of both parties to this Agreement. The parties agree to a joint press release acknowledging this transaction at closing.

     28. Entire Agreement; Integration of Agreement.

     This document, together with all Exhibits attached hereto, constitutes the entire agreement between Buyer and Seller relating to this transaction. Any other prior or contemporaneous

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

agreements, understandings, representations or statements, whether oral or written, relating to this transaction are merged herein. The headings and titles to provisions in this Agreement are for convenience only, and shall not be deemed to modify or affect the rights or duties of Buyer or Seller. All rights and obligations of Buyer and Seller set forth in this Agreement, or in any Exhibit attached hereto, are integral parts of this Agreement. The consideration inducing Buyer and Seller to enter into this Agreement includes all of the commitments by Buyer to Seller, and by Seller to Buyer, as set forth in this Agreement, including terms set forth in the Exhibits attached hereto.

     IN WITNESS WHEREOF, authorized representatives of the parties have executed this agreement as of this ____ day of November, 1996.


BURLINGTON NORTHERN                        ------------------------
RAILROAD COMPANY                           MINNESOTA NORTHERN
                                           RAILROAD, INC.



By:/s/ Douglas J. Babb                     By:/s/ Gary O. Marino
   --------------------------                 ---------------------
Title:  Senior Vice President              Title:  President
           and Chief of Staff

                                      -43-